Contract of Donation

1. Contracting Parties

   Donor: Heinz J. Scholz, Seegartenstrasse 45, 8810 Horgen (Switzerland)

   Donee: Lisa Arnemann, Seestrasse 5b, 8805 Richterswil

2. Preamble

   i. The doner is the owner of 20'039'387 shares of the company Manas Petroleum Corporation in Nevada (USA). The donor would like to donate 191'750 shares of Manas Petroleum Corporation to the donee.

3. Subject Matter of the Contract

   The subject of the donation is comprised by the following share certificate:

   i. At the present, the shares are in possession of the donor. They will be transferred to the donee, during the next transfer period.
   ii. 191'750 shares of Manas Petroleum Corporation (OTC BB: MNAP). The share price, on the date of donation (26th March 2012), is US $ 0.21. Herewith the total value of the donation equals to an amount of US $ 40'267.50.

4. Execution

   i. The transfer of the ownership of the 191'750 Manas Petroleum shares will be realized on the 26th March 2012.
   ii. The shares will be transferred in the office of the doner (Seegartenstrasse 45, 8810 Horgen).
   iii. Before the transfer of ownership will be completed, the donor will ensure that all legal conditions for a transfer of the shares have been approved.

5. Conditions

   i. The donee is obliged to arrange the entry to the share register of the company.

6. Guarantee

   i. The donor guarantees that the shares are part of his free and carefree property.

7. Final Clauses

i. The capital transfer tax is paid 50% by the donee and 50% by the donor.
ii. The donee declares to accept the donation and commits him to fulfill the conditions of this agreement.
iii. Modification and changes to this agreement require the approval of both parties and are to be conducted in writing.
iv. The sole place of jurisdiction for all disputes arising from this agreement is Zürich (Switzerland).

Place & Date Horgen, 27.03.2012

Signature Donor

Place & Date Horgen, 26th of March

Signature Donee